Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 6, 2018, except with respect to the matters discussed in the second and third paragraphs of Note 1 to the consolidated financial statements, as to which the date is September 17, 2018, relating to the financial statements of Taiwan Liposome Company, Ltd., which appears in the prospectus filed on November 26, 2018, relating to the Registration Statement on Form F-1, as amended (File No. 333-223090).

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

November 27, 2018